Exhibit 23.1

Board of Directors and Shareholders of
White Pearl Acquisition Corp.

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated January 16, 2026, in the Amendment No.3 to Registration Statement on Form S-1, under the Securities Act of 1933 (File No. 333-290905) with respect to the balance sheets of White Pearl Acquisition Corp. (the “Company”) as of December 31, 2025, and the related statements of operations, changes in shareholder’s equity, and cash flows for the period from June 27, 2025 (Inception) to December 31, 2025, and the related notes included herein.

We also consent to the reference of our firm under the caption “Experts” in such Registration Statement.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
January 16, 2026	Certified Public Accountants
PCAOB ID No.1171